Exhibit 99.1

NYSE: MGG

Date:	April 30, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Increased First-Quarter Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported first-quarter 2007 operating profit of $60.7 million compared to $59.0 million for first quarter 2006. Net income was $11.5 million during first quarter 2007 versus $10.8 million in first quarter 2006.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its cash flow is derived from cash distributions received from MMP.

“MMP’s assets continue to generate solid results, providing higher cash distributions to us again this quarter from our MMP investment,” said Don Wellendorf, chief executive officer. “In turn, our MGG unitholders benefited from a 6% distribution increase this quarter, delivering on the growth opportunities available through a general partner investment.”

Related to first quarter 2007, MGG will receive distributions of $17.1 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

Operating profit increased between quarters primarily due to MMP’s increased transportation revenues, which were partially offset by revenues from a variable-rate storage agreement that positively benefited the 2006 period.

First quarter 2007 was negatively impacted by a new tax established by the state of Texas that is based on the financial results of MMP’s assets apportioned to that state.

Basic and diluted net income per limited partner unit was 19 cents in first quarter 2007 and 8 cents in first quarter 2006, reflecting the period following the partnership’s Feb. 2006 initial public offering.

An analyst call with management regarding first-quarter 2007 financial results and 2007 outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 810-0924 and provide code 2501524. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 7. To access the replay, dial (888) 203-1112 and provide code 2501524. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

###

Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2007
Transportation and terminals revenues	$130,446	$143,385
Product sales revenues	148,896	148,663
Affiliate management fee revenue	173	173

Total revenues	279,515	292,221
Costs and expenses:
Operating	53,119	60,809
Product purchases	133,595	133,980
Depreciation and amortization	19,038	19,277
Affiliate general and administrative	15,503	18,229

Total costs and expenses	221,255	232,295
Equity earnings	719	763

Operating profit	58,979	60,689
Interest expense	13,602	14,222
Interest income	(1,456)	(911)
Interest capitalized	(204)	(897)
Minority interest expense	35,414	35,562
Debt placement fee amortization	488	456
Other expense	355	—

Income before income taxes	10,780	12,257
Provision for income taxes	—	724

Net income	$10,780	$11,533

Allocation of net income:
Portion applicable to ownership interests for the period before completion of initial public offering on February 15, 2006	$5,886	$—
Portion applicable to partners’ interest for the period after initial public offering	4,894	11,533

Net income	$10,780	$11,533

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Limited partners’ interest	$5,094	$11,807
General partner’s interest	(200)	(274)

Net income applicable to partners’ interest for the period after initial public offering	$4,894	$11,533

Basic and diluted net income per limited partner unit	$0.08	$0.19

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,647	62,649

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended March 31,
	2006	2007
Net income	$10,780	$11,533
Portion of net income applicable to partners’ interest for the period before initial public offering	5,886	—

Portion of net income applicable to partners’ interest for the period after initial public offering	4,894	11,533
Direct charges to the general partner:
Reimbursable general and administrative costs	201	276

Income before direct charges to general partner	5,095	11,809
General partner’s share of income	0.0141%	0.0141%

General partner’s allocated share of net income before direct charges	1	2
Direct charges to general partner	201	276

Net loss allocated to general partner	$(200)	$(274)

Portion of net income applicable to partners’ interest for the period after initial public offering	$4,894	$11,533
Less: net loss allocated to general partner	(200)	(274)

Net income allocated to limited partners	$5,094	$11,807